CONSULTING AGREEMENT

This Agreement is made effective as of April 1, 2018, by and between Rocky Mountain Hemp Company ("Company"), 9101 LBJ Freeway, Suite 200, Dallas, Texas 75243, and PKN Communications, Inc. dba Touch ("Consultant"), P.O. Box 1927, Manhattan Beach, CA 90267.

Consultant has a background in the cannabidiol (CBD) industry and is willing to provide services to Company based on this background. Company desires to have services provided by Consultant.

Therefore, the parties agree as follows:

1.	DESCRIPTION OF SERVICES. Beginning on April 1, 2018, Consultant will provide the services, including but not limited to the following:
•	Assist in the development of our consumer marketing plan
o	Help identify the optimal plan for building awareness, trial and loyalty for HEMPd.
•	Analysis would include optimum plan, media and content, organizational and resource needs to be successful.
o	Help identify HEMPd plan needs for blogging, connecting with influencers and others, including consumers, to drive our HEMPd message

o Assist in the development of any RFPs for outside help on our marketing plan - help define what we should be looking for and metrics for assessing performance.

o       Assist in any reviews of proposals, 3rd party presentations (as possible

- in person or by video conference.

•	Assist in the development and refinement of our external corporate communication plan

o       Shareholder, investor presentations as an example

2.	PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Consultant shall be determined by the Consultant. The time estimated to be spent on RMHB work by Consultant is 3-4 days per month including on-site meetings in Dallas.

3.	PAYMENT. Company will pay a fee to Consultant for the Services in the amount of $3,000.00 per month payable on the 15th of the month.

4.	EXPENSE REIMBURSEMENT. Consultant shall be entitled to reimbursement from Company for the following "out-of-pocket" expenses: Those expenses approved by the Company in writing in advance.

5.	NEW PROJECT APPROVAL. Consultant and Company recognize that Consultant's Services will include working on various projects for Company. Consultant shall obtain the approval of Company prior to the commencement of a new project.

6.	TERM. The term of this agreement is from April 1, 2018 until July 31, 2018. Upon the termination of this agreement, the parties will meet to determine whether to extend the term under the same points as this agreement, or whether to modify certain points, or not renew this agreement.

7.	TERMINATION. This agreement can be terminated at any time by Company. It can also be changed, modified or extended by mutual agreement of both parties.

8.	RELATIONSHIP OF PARTIES. It is understood by the parties that Consultant is an independent contractor with respect to Company, and not an employee of Company. Company will not provide any employee benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant.

9.	INDEMNIFICATION. Company agrees to indemnify and hold harmless Consultant from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Consultant that result from the acts (i.e., making product claims) or omissions of Company, the Company's employees, and/or the Company's agents.

10.	CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect for a period of two (2) years after the termination of this Agreement.

11.	RETURN OF RECORDS. Upon termination of this Agreement, Consultant shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in his possession or under his control and that are Company's property or relate to Company's business.

12.	NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

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If for Company:

Rocky Mountain Hemp Company

Attn: David Seeberger, Vice President and General Counsel

9101 LBJ Freeway / Suite 200

Dallas, Texas 75243

david@rockymountainhighbrands.com

If for Consultant:

PKN Communications, Inc. dba Touch

P.O. Box 1927

Manhattan Beach, CA 90267

pam@touchms.com

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

14.	ENTIRE AGREEMENT. With the exception of the NONDISCLOSURE AND NON- CIRCUMVENT AGREEMENT previously executed, this Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16.	SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.	WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

19.	INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

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20.	ASSIGNMENT. Consultant agrees that he will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Company Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Company with, or its merger into, any other corporation, or the sale by Company of all or substantially all of its properties or assets, or the assignment by Company of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Consulting Agreement to be executed by their duly authorized officers as of the day and year first written above.

Company

 by: /s/ Michael Welch

Michael Welch

Chief Executive Officer

Rocky Mountain Hemp Company

Consultant

by: /s/ Pamela Negoro

Pam Negoro

President

PKN Communications, Inc. dba Touch

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